Exhibit 5.3
William B. Masters
Direct Dial 504-582-8278
Direct Fax 504-589-8278
bmasters@joneswalker.com
September 16, 2005
Parker Drilling Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Ladies and Gentlemen:
We have acted as special Louisiana counsel to Parker Drilling Company, a Delaware corporation (the “Company”), in connection with Amendment No. 1 to the Registration Statement on Form S-4 filed on the date hereof (File No. 333-126669) (the “Registration Statement”) by the Company and the additional registrants named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange an aggregate principal amount of up to $50,000,000 of 9⅝% Senior Notes due 2013 of the Company (the “Exchange Notes”), which will have been registered under the Securities Act, for an equal principal amount of the Company’s outstanding 9⅝% Senior Notes due 2013 (the “Original Notes”).
The Original Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of October 10, 2003 (the “Indenture”), between the Company, the subsidiary guarantor named therein (the “Guarantor”) and JPMorgan Chase Bank, as Trustee. The Exchange Notes will be unconditionally and irrevocably guaranteed (the “Guarantee”) as to payment of principal, premium, if any, and interest by each of the Guarantor pursuant to the Indenture.
In connection with the opinion set forth below, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the articles of organization and operating agreement of Parker Technology, L.L.C., a Louisiana limited liability company (the “Louisiana Guarantor”), each as amended to the date hereof; and (vi) certain resolutions of the sole member of the Louisiana Guarantor. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Louisiana Guarantor and other sources believed by us to be responsible. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to me as originals and the conformity to original documents and records of all documents and records submitted to us as copies; and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us.

Parker Drilling Company
September 16, 2005

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1.	The Louisiana Guarantor has been duly organized and is an existing limited liability company in good standing under the laws of Louisiana.

2.	The Indenture has been duly authorized, executed and delivered by the Louisiana Guarantor.

3.	The Guarantee has been duly authorized by the Louisiana Guarantor.
The foregoing opinion is based on and is limited to the laws of the State of Louisiana and the relevant federal law of the United States of America. We express no opinion with respect to the law of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to us under the heading “Validity of the Exchange Notes” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Bracewell & Giuliani LLP may rely upon this opinion as though this opinion were addressed to them.
Very truly yours,
/s/ Jones, Walker, Waechter, Poitevent,
Carrère & Denègre, L.L.P.
Jones, Walker, Waechter, Poitevent,
Carrère & Denègre, L.L.P.